Exhibit 99.1

Reliance Steel & Aluminum Co. Reports Second Quarter 2016 Financial Results

-- EPS of $1.38, up 15.0% year-over-year

-- FIFO gross profit margin of 31.1% increased for the sixth consecutive quarter

-- Regular quarterly dividend increased by 6.3%

LOS ANGELES, July 21, 2016 /PRNewswire/ -- Reliance Steel & Aluminum Co. (NYSE: RS) today reported its financial results for the second quarter ended June 30, 2016.

Second Quarter 2016 Financial Highlights

  Sales were $2.20 billion, down 9.1% from $2.42 billion in the second quarter of 2015 and up 1.9% from $2.16 billion in the first quarter of 2016.
  Tons sold were up 0.7% from the second quarter of 2015 and up 1.1% from the first quarter of 2016, with the average selling price per ton sold down 10.1% from the second quarter of 2015 and up 0.9% from the first quarter of 2016.
  Net income attributable to Reliance was $100.9 million, up 11.9% from $90.2 million in the second quarter of 2015 and up 9.4% from $92.2 million in the first quarter of 2016.
  Earnings per diluted share were $1.38, up 15.0% from $1.20 in the second quarter of 2015 and up 8.7% from $1.27 in the first quarter of 2016.
  Non-GAAP earnings per diluted share were $1.36, up 12.4% from $1.21 in the second quarter of 2015 and up 32.0% from $1.03 in the first quarter of 2016.
  Reliance did not record a pre-tax LIFO inventory valuation adjustment in the second quarter of 2016.   The second quarter of 2015 included a pre-tax LIFO credit, or income, of $32.5 million in cost of sales.  In the first quarter of 2016, Reliance did not record a pre-tax LIFO inventory valuation adjustment.
  The effective tax rate was 32.7%, compared to 32.6% in the second quarter of 2015 and 14.4% in the first quarter of 2016.
  Cash flow from operations was $49.8 million in the second quarter of 2016 and net debt-to-total capital was 33.4% at June 30, 2016.
  A quarterly cash dividend of $0.425 per share, an increase of 6.3%, was declared on July 20, 2016 for stockholders of record as of August 12, 2016 and will be payable on September 9, 2016.

Management Commentary

"I am extremely proud of our managers in the field and their outstanding execution which contributed to our sixth consecutive quarter of FIFO gross profit margin expansion to 31.1%," said Gregg Mollins, President and Chief Executive Officer of Reliance. "Our team has done an excellent job providing higher value to our customers through our significant investments in cutting-edge, value-added processing equipment, and effectively managing our inventory. These efforts, along with recent mill price increases in the marketplace, resulted in further improvement of our gross profit margin in the second quarter of 2016."

Mr. Mollins continued, "The metals pricing environment for carbon steel products was favorable in the second quarter of 2016, with continued mill price increases throughout the quarter. These increases were supported by stable demand, trade case filings by U.S. steel producers, disciplined domestic mill production capacity behavior, and increased raw material costs. However, the overall pricing environment remains below 2015 levels and far below peak levels, with our average selling price per ton sold in the second quarter of 2016 down 10.1% compared to the second quarter of 2015."

Mr. Mollins concluded, "Both strategic M&A opportunities and organic investments will continue to be integral drivers of future growth for Reliance. We've maintained a strong balance sheet and believe our managers have done a great job at right-sizing our inventory levels over the past 18 months. These actions have produced high levels of cash flow, enabling us to execute our balanced capital allocation strategy, allowing for growth of the business as well as stockholder returns, through an increased regular quarterly dividend. We had an outstanding second quarter with strong financial performance characterized by gross profit margin expansion, as well as diligent expense and inventory management to drive improved profitability. Going forward, we will continue executing our strategy with the goal of extending our track record of delivering industry leading results."

Second Quarter 2016 Business Metrics
(tons in thousands; percentage change)
	Q2 2016	Q1 2016	Sequential Quarter Change	Q2 2015	Year-Over- Year Change
Tons sold	1,519.4	1,503.0	1.1%	1,508.2	0.7%
Tons sold (same-store)	1,501.6	1,487.9	0.9%	1,508.2	(0.4%)
Average selling price per ton sold	$1,438	$1,425	0.9%	$1,600	(10.1%)
Average selling price per ton sold (same-store)	$1,431	$1,419	0.8%	$1,600	(10.6%)

Second Quarter 2016 Major Commodity Metrics
	Tons Sold (tons in thousands; percentage change)					Average Selling Price per Ton Sold (percentage change)
	Q2 2016 Tons Sold	Q1 2016 Tons Sold	Sequential Quarter Change	Q2 2015 Tons Sold	Year-Over- Year Change	Sequential Quarter Change	Year-Over- Year Change
Carbon steel	1,233.9	1,216.7	1.4%	1,231.4	0.2%	2.6%	(10.0%)
Aluminum	91.9	90.1	2.0%	89.6	2.6%	(0.8%)	(5.1%)
Stainless steel	80.9	78.2	3.5%	78.3	3.3%	(0.1%)	(15.5%)
Alloy	41.7	49.0	(14.9%)	55.3	(24.6%)	(1.3%)	(5.8%)

	Sales ($ in millions; percentage change)
	Q2 2016 Sales	Q1 2016 Sales	Sequential Quarter Change	Q2 2015 Sales	Year-Over- Year Change
Carbon steel	$1,172.6	$1,126.9	4.1%	$1,299.4	(9.8%)
Aluminum	$462.8	$457.2	1.2%	$475.3	(2.6%)
Stainless steel	$310.1	$300.3	3.3%	$355.3	(12.7%)
Alloy	$110.6	$131.4	(15.8%)	$155.3	(28.8%)

Year-to-Date (6 months) 2016 Business Metrics
(tons in thousands; percentage change)
	2016	2015	Year-Over- Year Change
Tons sold	3,022.4	3,052.7	(1.0%)
Tons sold (same-store)	2,989.5	3,052.7	(2.1%)
Average selling price per ton sold	$1,431	$1,645	(13.0%)
Average selling price per ton sold (same-store)	$1,425	$1,645	(13.4%)

Year-to-Date (6 months) 2016 Major Commodity Metrics
	Tons Sold (tons in thousands; percentage change)			Average Selling Price per Ton Sold (percentage change)
	2016 Tons Sold	2015 Tons Sold	Year-Over- Year Change	Year-Over-Year Change
Carbon steel	2,450.6	2,487.8	(1.5%)	(14.3%)
Aluminum	182.0	175.9	3.5%	(5.3%)
Stainless steel	159.1	155.6	2.2%	(18.5%)
Alloy	90.7	127.0	(28.6%)	(6.1%)

	Sales ($ in millions; percentage change)
	2016 Sales	2015 Sales	Year-Over-Year Change
Carbon steel	$2,299.5	$2,723.5	(15.6%)
Aluminum	$920.0	$939.0	(2.0%)
Stainless steel	$610.4	$732.1	(16.6%)
Alloy	$241.9	$360.9	(33.0%)

End Market Commentary

Although overall industry shipments are lower in 2016 than in 2015, Reliance continues to benefit from its model of servicing diverse end markets and providing increased levels of quality and service through capital investments. Reliance's same-store tons sold in the first half of 2016 were down only 2.1% compared to the MSCI industry average decline of 6.9% versus shipments in the first half of 2015. The Company expects underlying demand to improve slowly, subject to the normal seasonality of lower shipments in the second half of the year, as compared to the first half of the year.

  Automotive demand, supported mainly by the Company's toll processing operations in the U.S. and Mexico, remains robust and is expected to continue at current production rates.  Reliance has increased its toll processing volume through investments in this business primarily to support incremental processing from the increased usage of aluminum by the automotive industry.
  Aerospace demand improved further in the second quarter of 2016 and is expected to continue at current demand levels throughout the remainder of the year.  Reliance maintains its positive outlook in this end market and expects to continue growing its market share in aerospace given the capital investments and key acquisitions it has made in this space.
  Heavy industry demand was steady with the first quarter of 2016 and Reliance expects demand to remain consistent at low levels throughout the year.  However, the Company remains optimistic that the five year infrastructure bill, which was passed in December 2015, should help improve future demand trends in the infrastructure and road construction equipment markets in 2017 and 2018.
  Non-residential construction demand continues to gradually improve, but remains well below peak levels experienced in 2006 and 2007.  Reliance believes that this important end market will sustain measured, positive growth in the coming quarters and that Reliance is well positioned to absorb increased demand in this area.
  Energy (oil and gas) demand for the products Reliance sells declined further during the second quarter of 2016 from already low levels as a result of continued reductions in drilling activity. Reliance expects drilling activity levels to remain under pressure for the foreseeable future but has recently begun to see the first signs of new activity.

Balance Sheet & Liquidity

The Company generated cash flow from operations of $205.2 million in the first half of 2016, compared to $463.9 million in the first half of 2015. Total debt outstanding was $2.17 billion at June 30, 2016, for a net debt-to-total capital ratio of 33.4%, in-line with levels at March 31, 2016. The Company had $831.1 million available for borrowings on its $1.5 billion revolving credit facility at June 30, 2016.

"We remain very pleased with our overall financial position," commented Karla Lewis, Senior Executive Vice President and Chief Financial Officer of Reliance. "Our ability to expand gross profit margins allowed us to generate cash in excess of our increased working capital needs. Our strong liquidity position provides us with the flexibility and resources to continue investing in the growth of our business, both organically and through M&A opportunities. We used our cash from operations along with borrowings on our credit facility to fund $71.7 million of capital expenditures and $322.4 million of acquisitions, as well as to pay $58.0 million of dividends to our valued stockholders in the first half of 2016."

Corporate Developments

On July 20, 2016, the Board of Directors declared a 6.3% increase to the Company's quarterly cash dividend to $0.425 per share of common stock, payable on September 9, 2016 to stockholders of record as of August 12, 2016. The Company has paid regular quarterly dividends for 57 consecutive years and, including the current increase of 6.3%, has increased the dividend 23 times since its 1994 IPO.

During the three months ended June 30, 2016, the Company did not repurchase any shares of its common stock under its existing share repurchase program. In 2015 Reliance repurchased 6.2 million shares at an average price of $57.39 per share, for a total of $355.5 million. At June 30, 2016, approximately 8.4 million shares remained available for repurchase under the share repurchase program. The Company expects to opportunistically repurchase shares of its common stock going forward.

As previously announced, effective April 1, 2016, Reliance acquired all of the capital stock of Best Manufacturing, Inc., a custom sheet metal fabricator of steel and aluminum products on both a direct and toll basis. Best Manufacturing is headquartered in Jonesboro, Arkansas and has been serving its core customer markets since 1990, including trucking, agriculture and energy. The Company provides various precision fabrication services including laser cutting, shearing, CNC punching, CNC forming and rolling, as well as welding, assembly, painting, inventory management and engineering expertise. Best Manufacturing's net sales were approximately $20 million for the twelve months ended December 31, 2015.

Consistent with Reliance's previously announced executive leadership succession plan, David Hannah stepped down as Executive Chairman effective July 20, 2016. Mr. Hannah formerly served as Reliance's Chief Executive Officer from 1999 to 2015 and as Chairman of the Board since 2007. Mr. Hannah will continue to serve as a member of the Company's Board of Directors. In addition, on July 20, 2016, the Board of Directors appointed Mark Kaminski as Reliance's independent, non-executive Chairman of the Board. Mr. Kaminski has served on Reliance's Board of Directors since 2004 and as Lead Director since 2015.

Business Outlook

Reliance management continues to believe the U.S. economy is generally healthy and anticipates a continued slow recovery in demand, subject to normal seasonal factors. Management is optimistic that metals pricing is sustainable at current levels through the third quarter of 2016 and is confident in the Company's ability to execute well in this environment. As a result, Reliance management estimates tons sold to be down 1% to 3% in the third quarter of 2016 compared to the second quarter of 2016 due to normal seasonal factors. Reliance management also expects its average selling price in the third quarter of 2016 will be up 1% to 3% from the second quarter of 2016, assuming current mill prices remain in place for the full quarter. As a result, management currently expects Non-GAAP earnings per diluted share to be in the range of $1.25 to $1.35 for the third quarter of 2016.

Conference Call Details

A conference call and simultaneous webcast to discuss the second quarter 2016 financial results and business outlook will be held today, July 21, 2016 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0789 (U.S. and Canada) or (201) 689-8562 (International) approximately 10 minutes prior to the start time and use conference ID: 13636686. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.rsac.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Thursday, August 4, 2016 by dialing (877) 870-5176 (U.S. and Canada) or (858) 384-5517 (International) and entering the conference ID: 13636686. The webcast will remain posted on the Investors section of Reliance's web site at investor.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 300 locations in 39 states and twelve countries outside of the United States, Reliance provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and increasing levels of value-added processing. In 2015, Reliance's average order size was $1,660, approximately 47% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours. Reliance Steel & Aluminum Co.'s press releases and additional information are available on the Company's web site at www.rsac.com.

Forward-Looking Statements

This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance's business strategies and its expectations concerning future demand and metals pricing and the Company's results of operations, margins, profitability, impairment charges, liquidity, litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and "continue," the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today's date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, those disclosed in reports Reliance has filed with the Securities and Exchange Commission (the "SEC"). As a result, these statements speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important risks and uncertainties about Reliance's business can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC.

CONTACT:
Brenda Miyamoto
Investor Relations
(213) 576-2428
investor@rsac.com

or Addo Investor Relations
(310) 829-5400

(Tables to follow)

RELIANCE STEEL & ALUMINUM CO.
SELECTED UNAUDITED FINANCIAL DATA (in millions, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Income Statement Data:

Net sales	$2,203.9	$2,423.7	$4,366.6	$5,038.1
Gross profit[1]	685.1	655.9	1,321.8	1,326.6
Operating income	173.1	160.2	302.9	329.5
Pre-tax income	151.6	135.9	260.8	286.5
Net income attributable to Reliance	100.9	90.2	193.1	191.5
Diluted earnings per share attributable to
Reliance stockholders	$1.38	$1.20	$2.65	$2.50
Non-GAAP diluted earnings per share
attributable to Reliance stockholders[2]	$1.36	$1.21	$2.39	$2.51
Weighted average shares outstanding –
diluted	73,112,808	75,094,062	72,910,578	76,455,449
Gross profit margin[1]	31.1%	27.1%	30.3%	26.3%
Operating income margin	7.9%	6.6%	6.9%	6.5%
Pre-tax income margin	6.9%	5.6%	6.0%	5.7%
Net income margin – Reliance	4.6%	3.7%	4.4%	3.8%
Cash dividends per share	$0.40	$0.40	$0.80	$0.80

	June 30,	December 31,
	2016	2015*
Balance Sheet and Other Data:

Current assets	$2,853.8	$2,554.2
Working capital	1,775.8	1,564.5
Property, plant and equipment, net	1,677.2	1,635.5
Total assets	7,644.6	7,121.6
Current liabilities	1,078.0	989.7
Long-term debt	1,684.7	1,427.9
Total Reliance stockholders' equity	4,100.8	3,914.1
Capital expenditures (year-to-date)	71.7	172.2
Cash provided by operations (year-to-date)	205.2	1,025.0
Net debt-to-total capital[3]	33.4%	31.8%
Return on Reliance stockholders' equity[4]	8.0%	7.6%
Current ratio	2.6	2.6
Book value per share[5]	$56.56	$54.59

* Amounts were derived from audited financial statements.
______________________________

[1] Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. The majority of our orders are basic distribution with no processing services performed.  For the remainder of our sales orders, we perform "first-stage" processing which is generally not labor intensive as we are simply cutting the metal to size.  Because of this, the amount of related labor and overhead, including depreciation and amortization, are not significant and are excluded from our cost of sales. Therefore, our cost of sales is primarily comprised of the cost of the material we sell.  We use gross profit and gross profit margin as shown above as measures of operating performance.  Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on our earnings.  Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.

[2] See accompanying Non-GAAP earnings reconciliation.
[3] Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance stockholders' equity plus total debt (net of cash).
[4] Calculations are based on the latest twelve months net income attributable to Reliance and beginning total Reliance stockholders' equity.
[5] Book value per share is calculated as total Reliance stockholders' equity divided by outstanding common shares.

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED BALANCE SHEETS (in millions, except share amounts)

	June 30,	December 31,
	2016	2015*
ASSETS

Current assets:
Cash and cash equivalents	$116.5	$104.3
Accounts receivable, less allowance for doubtful accounts of
$18.2 at June 30, 2016 and $16.3 at December 31, 2015	1,036.0	916.6
Inventories	1,623.8	1,436.0
Prepaid expenses and other current assets	60.6	60.8
Income taxes receivable	16.9	36.5
Total current assets	2,853.8	2,554.2
Property, plant and equipment:
Land	206.4	196.2
Buildings	1,037.4	1,006.3
Machinery and equipment	1,649.5	1,569.8
Accumulated depreciation	(1,216.1)	(1,136.8)
	1,677.2	1,635.5

Goodwill	1,830.9	1,724.8
Intangible assets, net	1,205.3	1,125.4
Cash surrender value of life insurance policies, net	39.2	45.8
Other assets	38.2	35.9
Total assets	$7,644.6	$7,121.6

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$360.8	$247.0
Accrued expenses	79.9	83.0
Accrued compensation and retirement costs	108.6	118.7
Accrued insurance costs	44.0	40.2
Current maturities of long-term debt and short-term borrowings	484.7	500.8
Total current liabilities	1,078.0	989.7
Long-term debt	1,684.7	1,427.9
Long-term retirement costs	108.2	103.8
Other long-term liabilities	15.3	30.4
Deferred income taxes	629.0	627.1
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value:
Authorized shares — 5,000,000
None issued or outstanding	-	-
Common stock and additional paid-in capital, $0.001 par value:
Authorized shares — 200,000,000
Issued and outstanding shares – 72,503,979 at June 30, 2016 and 71,739,072
at December 31, 2015	575.1	533.8
Retained earnings	3,614.5	3,480.0
Accumulated other comprehensive loss	(88.8)	(99.7)
Total Reliance stockholders' equity	4,100.8	3,914.1
Noncontrolling interests	28.6	28.6
Total equity	4,129.4	3,942.7
Total liabilities and equity	$7,644.6	$7,121.6

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net sales	$2,203.9	$2,423.7	$4,366.6	$5,038.1

Costs and expenses:
Cost of sales (exclusive of depreciation
and amortization shown below)	1,518.8	1,767.8	3,044.8	3,711.5
Warehouse, delivery, selling, general and
administrative	456.5	440.8	907.3	886.9
Depreciation and amortization	55.5	54.9	111.6	110.2
	2,030.8	2,263.5	4,063.7	4,708.6

Operating income	173.1	160.2	302.9	329.5

Other income (expense):
Interest	(21.7)	(21.5)	(43.4)	(42.1)
Other income (expense), net	0.2	(2.8)	1.3	(0.9)
Income before income taxes	151.6	135.9	260.8	286.5
Income tax provision	49.5	44.3	65.2	92.0
Net income	102.1	91.6	195.6	194.5
Less: Net income attributable to noncontrolling
interests	1.2	1.4	2.5	3.0
Net income attributable to Reliance	$100.9	$90.2	$193.1	$191.5

Earnings per share attributable to Reliance stockholders:
Diluted	$1.38	$1.20	$2.65	$2.50
Basic	$1.39	$1.21	$2.68	$2.53

Cash dividends per share	$0.40	$0.40	$0.80	$0.80

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions)

	Six Months Ended
	June 30,
	2016	2015
Operating activities:
Net income	$195.6	$194.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	111.6	110.2
Deferred income tax provision (benefit)	1.6	(2.0)
Gain on sales of property, plant and equipment	(0.4)	(0.3)
Stock-based compensation expense	11.4	12.4
Other	2.5	5.1
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(106.2)	25.0
Inventories	(126.6)	75.3
Prepaid expenses and other assets	20.7	0.4
Accounts payable and other liabilities	95.0	43.3
Net cash provided by operating activities	205.2	463.9

Investing activities:
Purchases of property, plant and equipment	(71.7)	(77.1)
Acquisitions, net of cash acquired	(322.4)	—
Other	(1.3)	(1.5)
Net cash used in investing activities	(395.4)	(78.6)

Financing activities:
Net short-term debt (repayments) borrowings	(13.5)	6.8
Proceeds from long-term debt borrowings	613.0	412.0
Principal payments on long-term debt	(365.1)	(521.8)
Dividends and dividend equivalents paid	(58.0)	(61.4)
Exercise of stock options	30.1	10.6
Share repurchases	—	(200.0)
Other	(3.6)	(4.3)
Net cash provided by (used in) financing activities	202.9	(358.1)
Effect of exchange rate changes on cash	(0.5)	(1.5)
Increase in cash and cash equivalents	12.2	25.7
Cash and cash equivalents at beginning of year	104.3	106.2
Cash and cash equivalents at end of period	$116.5	$131.9

Supplemental cash flow information:
Interest paid during the period	$41.3	$42.2
Income taxes paid during the period, net	$58.0	$118.2

Non-cash investing and financing activities:
Debt assumed in connection with acquisition	$6.1	$—

RELIANCE STEEL & ALUMINUM CO. NON-GAAP EARNINGS RECONCILIATION (in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	March 31, 2016	June 30, 2015

Net income attributable to Reliance	$100.9	$92.2	$90.2	$1.38	$1.27	$1.20
Non-recurring settlement gain	(2.2)	-	-	(0.03)	-	-
Restructuring charges	-	-	0.8	-	-	0.01
Income tax expense, related to above items	0.8	-	(0.3)	0.01	-	-
Resolution of certain tax matters	-	(17.6)	-	-	(0.24)	-
Net income attributable to Reliance, adjusted	$99.5	$74.6	$90.7	$1.36	$1.03	$1.21

			Net Income		Diluted EPS
			Six Months Ended		Six Months Ended
			June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015

Net income attributable to Reliance			$193.1	$191.5	$2.65	$2.50
Non-recurring settlement gain			(2.2)	-	(0.03)	-
Restructuring charges			-	0.8	-	0.01
Income tax benefit, related to above items			0.8	(0.3)	0.01	-
Resolution of certain tax matters			(17.6)	-	(0.24)	-
Net income attributable to Reliance, adjusted			$174.1	$192.0	$2.39	$2.51

Reliance Steel & Aluminum Co.'s presentation of adjusted net income and adjusted EPS over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future stockholders. Adjustments to net income and EPS include a settlement gain, restructuring charges and the resolution of certain tax matters, which make comparisons to the Company's operating results between periods difficult using GAAP measures.

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